Exhibit 99.1

Jernigan Capital to be Acquired by a NexPoint Advisors, L.P. Affiliate for $17.30 per Share in an All Cash Deal

MEMPHIS, Tennessee, August 3, 2020 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP) (“JCAP” or the “Company”), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced that it has entered into a definitive merger agreement with an affiliate of NexPoint Advisors, L.P. (together “NexPoint”) under which it will be acquired by NexPoint in an all-cash transaction valued at approximately $900 million, including debt and preferred stock to be assumed or refinanced (the “Merger Agreement”).. The agreement has been unanimously approved by the Company’s Board of Directors. The transaction was recommended to the Company’s Board of Directors by a Transaction Committee consisting of all directors (other than Jim Dondero, founder and President of NexPoint) established to evaluate the transaction.

Under the terms of the Merger Agreement, holders of JCAP's common stock and holders of units of operating company interests in Jernigan Capital Operating Company, LLC will receive $17.30 per share/unit in cash. This represents a 30% premium over the 90-day volume-weighted average share price ending July 31, 2020 and a 23% premium over the July 31, 2020 closing share price.  Holders of the Company’s Series B preferred stock will receive cash equal to $25.00 per share plus all accrued dividends (whether or not authorized or declared) up to, but excluding, the date the merger is consummated.

"Since our initial public offering in March of 2015, we have built from the ground up a best in class portfolio of newly constructed Generation V self-storage facilities in some of the best submarkets in the United States, along with a development platform that is the first of its kind in our sector," said John Good, JCAP’s Chief Executive Officer and Chairman. "We believe this transaction with NexPoint validates the quality of the portfolio of self-storage properties and the corporate platform we have built and accomplishes the goal of maximizing value for our stockholders during a very difficult time for all of us. We are certain today's announcement is in the best interests of all of JCAP’s stakeholders."

"NexPoint has long admired and supported Jernigan Capital’s unique self-storage business model and platform,” added Jim Dondero, NexPoint’s founder and President. “We plan to build on this vision as a private company, maintaining unparalleled asset quality and continuing the current growth trajectory. With our combined expertise, scale and financial strength, we are well positioned to execute this vision and further expand the Company’s national footprint.”

The transaction, which is currently expected to close in the fourth quarter of 2020, is subject to customary closing conditions, including the approval of JCAP’s stockholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by NexPoint.

Under the Merger Agreement, Jernigan Capital will discontinue its regular quarterly dividends.

Jefferies LLC is serving as exclusive financial advisor, and King & Spalding is serving as legal advisors to Jernigan Capital. Raymond James and KeyBanc Capital Markets are serving as financial advisors, and Winston & Strawn LLP is serving as legal advisors to NexPoint.

As a result of today's announcement, the Company does not expect to host a conference call and webcast to discuss its financial results for the quarter ended June 30, 2020 but will announce earnings after the market close on August 6, 2020.

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities the Company finances. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. ("NexPoint") is a registered investment adviser to a suite of funds and investment offerings, including a closed-end fund, a business development company, an interval fund, and various real estate vehicles. NexPoint is part of a multibillion-dollar global alternative investment platform. For more information visit www.nexpointgroup.com.

This communication relates to the proposed merger transaction involving the Company.  In connection with the proposed merger, the Company will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”).  This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s shareholders in connection with the proposed transactions.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov.   Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.jernigancapital.com, or by contacting the Company’s Investor Relations Department at 901.567.9580.

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC.  Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on March 19, 2020 and other filings filed with the SEC.  Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Forward Looking Statements

Certain statements in this communication regarding the proposed merger transaction involving the Company, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, (xi) the negative impact of the ongoing COVID-19 pandemic and the measures intended to prevent its spread and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

JCAP Contact:
Jernigan Capital, Inc.
David Corak
(901) 567-9580

NexPoint Contacts:
Investor Relations
Jackie Graham
JGraham@nexpointadvisors.com
(972) 419-6213

Media Relations Contact:
Lucy Bannon
MediaRelations@nexpointadvisors.com
(972) 419-6272